EXHIBIT 99.1

Heritage Oaks Bancorp Reports First Quarter Results

PASO ROBLES, Calif., April 29, 2014 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp ("Heritage Oaks" or the "Company") (Nasdaq:HEOP), a bank holding company and parent of Heritage Oaks Bank (the "Bank"), reported a net loss available to common shareholders of $1.8 million, or $0.06 per dilutive common share, for the first quarter of 2014 compared to net income available to common shareholders of $3.4 million, or $0.13 per dilutive common share, for the first quarter of 2013. The decline in net income for the first quarter of 2014 as compared to the same quarter a year earlier was primarily due to $7.1 million in merger, restructuring and integration costs related to the recently completed merger with Mission Community Bancorp ("MISN"), which closed on February 28, 2014.

First Quarter 2014 Highlights

  Gross loans grew 58.1% to $1.1 billion at March 31, 2014 compared with $704.9 million, at March 31, 2013. The loan growth was primarily due to $280.8 million of loans acquired through the MISN transaction. After eliminating the impact of the MISN acquisition, loan growth was 0.7% during the three months ending, and 17.7% during the twelve months ending March 31, 2014, respectively.
  Total deposits grew 58.3% to $1.4 billion at March 31, 2014 compared with March 31, 2013, primarily from the $371.5 million of deposits acquired from the MISN transaction. Excluding the impact of the MISN transaction total deposits grew 2.1% during the three months ending and 15.2% during the twelve months ending March 31, 2014, respectively. Non-interest bearing demand deposits grew 64.2% to $443.9 million from the prior year with the growth largely contributed from the additional non-interest bearing deposits from MISN of $137.6 million. Non-interest bearing deposits now represent 32.5% of total deposits at March 31, 2014 compared to 31.3% of total deposits at March 31, 2013 and 29.9% at December 31, 2013. Core deposit intangible recorded for the MISN transaction was $5.1 million or 1.84% of acquired core deposits of $275.5 million.
  The allowance for loan and lease losses as a percentage of gross loans declined from 2.52% at March 31, 2013 to 1.61% at current quarter-end. The decline is due primarily to the impact of MISN acquired loans on this ratio. The loans acquired from MISN are included in gross loans however at March 31, 2014 there is no allowance for loan and lease losses attributed to these loans because they are carried at their fair market value. A fair market value discount of $9.9 million was recorded on March 1, 2014 for the loans acquired through the MISN acquisition. Accretion on the loan discount was $393 thousand for the month of March.
  The Company successfully closed the merger of MISN on February 28, 2014, which was announced in the fourth quarter of 2013. For the first quarter of 2014, the Company recorded $7.1 million in merger, restructuring, and integration costs related to the MISN acquisition. The merger, restructuring and integration costs as outlined in the S-4 were expected to be $9.6 million. Projected merger, restructuring and integration costs for 2014 are now estimated to total $10.3 million. This includes the $7.1 million in the first quarter this year and total aggregate costs of $3.2 million projected to be recognized over the remainder of this year. MISN operations for the month of March increased the Company's net income by $507 thousand and provided an additional $1.6 million of net interest income, $96 thousand of non-interest income, and $889 thousand of additional non-interest expenses.
  Regulatory capital ratios for the Bank at the March 31, 2014 remained strong at 11.3% for Tier 1 Leverage Capital and 13.1% for Total Risk Based Capital. The Company had a tangible common equity to tangible assets ratio of 9.33% at March 31, 2014. Tangible book value per common share was $4.61 at March 31, 2014 as compared to tangible book value per common share of $4.34 at December 31, 2013. The MISN transaction was slightly accretive to tangible common book value per share at March 31, 2014. Both the Company and the Bank remained well capitalized at March 31, 2014.
  The Company recorded goodwill of $13.4 million for the recent MISN transaction which represents the excess of consideration paid for the net assets acquired in the MISN transaction marked to their fair market values. Goodwill, as estimated in the S-4 filed in October of 2013, was $8.8 million; the difference from the amount estimated in the S-4 was largely due to an increase in the stock price from the amount reported in the S-4 of $6.40, compared to the legal closing price of $7.99 on February 28, 2014.

"We are pleased that we completed the Mission Community Bank acquisition on February 28, 2014, and welcome their former customers, employees and shareholders to our organization," stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp. "We are making good progress with the integration of the two organizations, and we plan to complete the branch consolidation during the summer, at which time we should achieve most of the projected synergies from this acquisition. This strategic transaction positions us to continue to generate quality asset growth and deliver a higher level of profitability to our shareholders."

Net (Loss) Income Available to Common Shareholders

Net loss available to common shareholders for the first quarter of 2014 was $1.8 million, or $0.06 per diluted common share, compared with net income of $3.4 million, or $0.13 per diluted common share, for the first quarter of 2013. On a linked-quarter basis, net income for the quarter ended December 31, 2013 was $1.6 million, or $0.06 per diluted common share. The key component contributing to the Company recording a net loss available to common shareholders for the three month period was merger, restructuring and integration expenses related to the Mission Community Bancorp merger completed on February 28, 2014 for which there was significantly less or no corresponding expense in the fourth and first quarters of 2013. These and other factors impacting the quarterly change in net (loss) income available to common shareholders are described throughout this earnings release.

Net Interest Income

Net interest income was $12.5 million, or 3.98% of average interest earning assets ("net interest margin"), for the first quarter of 2014 compared with $10.2 million, or a 4.14% net interest margin, for the same period a year earlier and $10.7 million or a 3.89% net interest margin for the linked quarter ended December 31, 2013. Net interest income increased for the three months ended March 31, 2014 as compared to the fourth quarter of 2013 by $1.8 million due primarily to increased income contributed from MISN's loan and securities portfolios for the month of March which was $1.7 million. Total discount accretion was $393 thousand for the month of March, which included $100 thousand of accelerated loan accretion for loan pay offs in March from the MISN loan portfolio. The pro-forma NIM for the first quarter 2014 had the MISN balance sheet been included for the entire quarter, and excluding the impact of all loan prepayments would have been 4.05%, inclusive of 21 basis points of accretion of purchase discount.

Provision for Loan Losses

No provisions for loan losses were recorded for the three months ended March 31, 2014 and 2013 or the linked quarter ended December 31, 2013.  The lack of provisions for loan losses over the last six quarters was largely driven by the gradual improvements in the overall credit quality of the loan portfolio, and a shift in the loan portfolio to products with lower credit risk profiles. Net recoveries were $0.1 million for the quarter ended March 31, 2014 compared with net charge-offs of $0.4 million for the same period a year earlier and $0.4 million of net recoveries for the linked quarter ended December 31, 2013. The acquisition of MISN had no impact to loan loss provisions during the first quarter of 2014, because MISN's loan portfolio was recorded at fair value on February 28, 2014.

Non-Interest Income

Non-interest income for the first quarter, 2014 declined by $3.9 million as compared to the same period a year earlier primarily as a result of lower gains on sales of investment securities of $3.6 million and lower mortgage banking revenue of $332 thousand.  Lower quarter-over-quarter non-interest income was primarily the result of lower mortgage banking revenue of $145 thousand.

Non-Interest Expense

Non-interest expense was $17.0 million for the three months ended March 31, 2014 compared to $9.7 million for the quarter ended March 31, 2013, and $9.6 million for linked quarter ended December 31, 2013.

The increase in non-interest expense for the first quarter of 2014 was largely the result of $7.1 million of merger, restructuring and integration costs related to the MISN merger.  Other increases to non-interest expense related to the on-going operating costs of the acquired MISN operations such as increases for salary and employee benefits of approximately $483 thousand, occupancy and equipment costs of approximately $195 thousand, and other non-interest expenses of approximately $211 thousand for the one month period during the current quarter as compared to the quarter ended December 31, 2013. Salaries, occupancy, IT and other expenses will be elevated over the next three quarters until the completion of the integration and conversion of our systems and branch consolidation.

During the quarter merger, restructuring and integration costs of $7.1 million were incurred and were comprised of: $2.6 million of accruals related both to termination benefits paid to employees displaced as a result of the merger and for retention of key employees through integration related milestone dates, $2.4 million attributable to elimination of owned and leased facilities and related fixed assets, $1.7 million related to contract cancellation costs of duplicative systems and services, and $200 thousand of professional services to facilitate the merger. Additional costs related to the integration of MISN systems into our own systems accounted for another $200 thousand of merger related costs during the first quarter of 2014 as well. It is expected that future charges related to one-time merger, restructuring and integration expenses will be approximately $1.5 million in the second quarter, $1.4 million in the third quarter, and $0.3 million for the fourth quarter of 2014. Commencing in 2015 we anticipate that we will achieve the targeted $9.0 million cost savings which represents 51% of MISN's 2013 noninterest expense.

The Company had a favorable variance related to the provision for mortgage repurchases of $570 thousand, as compared to the same quarter a year ago and lower regulatory expenses attributable to the Company's improved regulatory standing of $165 thousand.

Operating Efficiency

The Company's operating efficiency ratio increased to 118.28% for the first quarter of 2014 compared with 78.10% for the same period a year ago.  For the linked quarter ended December 31, 2013, the operating efficiency ratio was 75.33%. However, exclusive of merger restructuring, and integration costs recorded in the first quarter of 2014, our operating efficiency ratio would have been 68.19% for the quarter ended March 31, 2014 and 66.99% for the linked quarter ended December 31, 2013. Our operating efficiency ratio for the three month period ended March 31, 2014 reflects the impact of the charges to non-interest expense discussed above. In addition to the previously mentioned one-time merger, restructuring, and integration expenses, the most notable impact on the operating efficiency ratio has been the positive impact to net interest income resulting from the increased scale of the combined entity and the accelerated purchase discount accretion for loans from the MISN loan portfolio that paid off in March. Total non-interest expense as a percentage of average assets, another measure of the Company's efficiency, was 5.07% compared to 3.66% for the quarter ended March 31, 2013, and 3.23% for the linked quarter ended December 31, 2013. If you adjust this performance ratio for the merger, restructuring, and integration related expenses it would have been 2.95% for the first quarter of 2014 and 2.88% for the fourth quarter of 2013.

Income Taxes

Income tax (benefit) expense was ($1.1) million for the quarter ended March 31, 2014 compared with $2.4 million for the same period a year earlier. For the linked quarter ended December 31, 2013, income tax expense was $1.3 million.  The Company's effective tax rate for the first quarter of 2014 was (37.9%) compared with 39.1% for the same period a year ago, and 44.4% for the linked quarter ended December 31, 2013. The effective tax rates for both the fourth quarter of 2013 and current quarter were impacted by non-deductible merger related expenses.  With regard to the deferred tax assets acquired through the MISN acquisition; we analyzed the net operating loss carry-forward and other income tax attributes for realization on the combined entities tax return. Our analysis indicated that we would achieve 100% realization of these assets over future periods.

Balance Sheet

Total assets increased $458.5 million, or 38.1%, to $1.7 billion at March 31, 2014 compared to December 31, 2013 and $597.5 million or 56.1% compared to March 31, 2013.  The majority of the increase relates to the acquisition of MISN which added $280.8 million in loans (at fair market value) on February 28, 2014. Total shareholders' equity was $186.6 million at March 31, 2014, an increase of $60.2 million or 47.6%, compared to December 31, 2013 and an increase of $39.9 million or 27.2% compared to March 31, 2013. The year over year increase was primarily due to the issuance of 7.5 million shares of common stock at $7.99 per share upon consummation of the MISN transaction, partially offset by the repurchase of the Series A Preferred Stock and related warrants from US Treasury, and to a lesser degree a change in accumulated other comprehensive income to an accumulated other comprehensive loss due to the decline in the fair value of the investment securities portfolio, which resulted from the rise in long-term interest rates.

Total gross loans increased $286.6 million, or 34.6%, to $1.1 billion at March 31, 2014 from $827.5 million at December 31, 2013, and an increase of $409.2 million from $704.9 million at March 31, 2013. Total new loan production, including mortgage loans originated for sale and grossed up for net participations sold of $10.1 million, increased $38.5 million, or 47.6%, to $119.3 million during the three months ended March 31, 2014, compared with $80.8 million a year earlier. Total deposits grew $391.9 million, or 40.2%, to $1.4 billion at March 31, 2014 from $973.9 million at December 31, 2013 and grew $503.0 million, or 58.3%, from $862.8 million at March 31, 2013.

Classified assets at March 31, 2014 totaled $48.1 million, compared to $35.5 million at December 31, 2013, a $12.6 million or 35.6% increase. The increase is related to $18.3 million of classified assets attributable to the MISN acquisition which were off-set partially by a reduction in the existing legacy portfolio. Non-performing assets were $10.3 million at March 31, 2014 compared to $10.1 million at December 31, 2013. Purchase credit impaired loans acquired from MISN were $16.3 million, with a carrying value of $12.7 million at March 31, 2014 which approximates fair value.

Allowance for Loan and Lease Losses

The allowance for loan losses ("ALLL") was $18.0 million, or 1.61% of total loans at March 31, 2014, compared with $17.9 million, or 2.16% of total loans at December 31, 2013 and $17.7 million or 2.52% at March 31, 2013.  The decrease in the ALLL to total loans ratio is due to the acquisition of the MISN loan portfolio at fair market value which was acquired by the Bank on February 28, 2014, which had a fair value discount of $9.5 million at March 31, 2014 including the discount on the purchased credit impaired loans of $3.6 million. Under applicable accounting standards, no ALLL was recorded on the MISN acquired portfolio because such loans are carried at approximately fair value at March 31, 2014.  Non-performing loans at March 31, 2014 totaled $9.9 million and declined by $0.2 million as compared to prior quarter end. Total loans delinquent 30 to 89 days were 0.08% of total gross loans as of March 31, 2014. The credit quality and risk profile of the Bank's legacy portfolio continued to improve during the quarter.

Regulatory Capital

The Company's and the Bank's regulatory capital ratios exceeded the ratios required to be considered a "well capitalized" financial institution for regulatory purposes.

The Tier I Leverage Ratios for the Company and the Bank were 11.64% and 11.25%, respectively, at March 31, 2014 compared with the requirement of 5.00% to generally be considered a "well capitalized" financial institution for regulatory purposes. The Total Risk-Based Capital Ratios for the Company and the Bank were 13.50% and 13.10%, respectively, at March 31, 2014 compared with the requirement of 10.00% to generally be considered a "well capitalized" financial institution for regulatory purposes.  The impact of the MISN transaction, net of normal quarterly fluctuations to regulatory capital derived from earnings and share based compensation, was an increase to the Company's leverage ratio of 144 basis points to 11.64% at March 31, 2014 as compared to prior quarter-end. This increase however, is only temporary and is driven by the muted impact to the denominator of this ratio due to the amount of time that MISN assets were included in our average assets. On a pro-forma basis, if the average assets for MISN were included for a full quarter, the Company's leverage ratio would have been 9.80% for the first quarter of 2014. Because risk based capital ratios are not based on average quarterly assets neither our Tier I Risk Based ratio nor our Total Risk Based Capital Ratio were impacted by the issue discussed regarding our leverage ratio. The Company had a tangible common equity to tangible assets ratio of 9.33% at March 31, 2014.

Conference Call

The Company will host a conference call to discuss the first quarter results at 8:00 a.m. PDT on April 30, 2014. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 21628849, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, on or before May 2, 2014. This report can be accessed at the U.S. Securities and Exchange Commission's website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website, www.heritageoaksbancorp.com or by contacting the Company's Investor Relations Department. By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp

With $1.7 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank. As of March 31, 2014, Heritage Oaks Bank operated three branch offices in Paso Robles, San Luis Obispo and Santa Maria, two branch offices in Arroyo Grande and Atascadero, single branch offices in Cambria, Templeton, Morro Bay, and Santa Barbara as well as one loan production office in Ventura/Oxnard and one loan production office in Goleta.  Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, the availability of merger and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward‐looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: the uncertainty as to whether the financial crisis in the United States has fully been resolved, including the continuing relative softness in the California real estate market, and the response of federal and state government and our banking regulators thereto; credit quality deterioration or a reduction in real estate values causing an increase in the allowance for credit losses and a reduction in net earnings; a decline in general economic conditions in those areas in which the Company operates; competitive pressure among depository institutions; fluctuations in interest rates and the possibility that a change in the interest rate environment may reduce net interest margins; changes in the Company's business strategy or development plans; the Company's ability to effectively integrate the merger of Mission Community Bancorp; changes in governmental regulation; economic, political and global changes arising from the war on terrorism, social unrest and other civil disturbances; the Company's ability to increase profitability and sustain growth; asset/liability re-pricing risks and liquidity risks; the Company's beliefs as to the adequacy of its existing and anticipated allowance for loan and lease losses; the threat and impact of cyber-attacks on our and our third party vendors information technology infrastructure; environmental conditions, including natural disasters such as earthquakes, landslides and wildfires, may disrupt business, impede operations, or negatively impact the values of collateral securing loans; and financial policies of the United States government.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2014. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

Heritage Oaks Bancorp provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results.  Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan losses, investment securities gains or losses, and merger, restructuring, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting noninterest expense to exclude restructuring, merger and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; a schedule adjusting the efficiency ratio to exclude restructuring, merger, and integration costs; and a schedule which displays the pro-forma first quarter 2014 net interest margin expressing net interest income as though the MISN earning assets were included on balance sheet for the entire quarter, including normalized loan discount accretion, and excluding accelerated accretion recognized during the quarter due to loan prepayments.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

(dollar amounts in thousands except share and per share data)	3/31/2014	12/31/2013	3/31/2013
Assets
Cash and due from banks	$ 11,000	$ 11,336	$ 20,560
Interest bearing deposits in other banks	54,857	14,902	17,957
Total cash and cash equivalents	65,857	26,238	38,517

Investment securities available for sale, at fair value	347,977	276,795	247,890
Loans held for sale, at lower of cost or fair value	6,345	2,386	9,138
Gross loans	1,114,070	827,484	704,880
Net deferred loan fees	(1,426)	(1,281)	(1,035)
Allowance for loan and lease losses	(17,968)	(17,859)	(17,743)
Net loans held for investment	1,094,676	808,344	686,102
Premises and equipment, net	33,819	24,220	17,598
Premises and equipment held for sale	5,042	--	--
Deferred tax assets, net	32,398	21,624	18,959
Bank owned life insurance	24,220	15,826	15,472
Federal Home Loan Bank stock	6,912	4,739	4,575
Goodwill	24,608	11,237	11,237
Other intangible assets	6,238	1,344	1,644
Other real estate owned	313	--	--
Other assets	13,795	10,898	13,552
Total assets	$ 1,662,200	$ 1,203,651	$ 1,064,684

Liabilities
Deposits
Non-interest bearing deposits	$ 443,922	$ 291,856	$ 270,357
Interest bearing deposits	921,907	682,039	592,458
Total Deposits	1,365,829	973,895	862,815
Short term FHLB borrowing	20,000	29,000	--
Long term FHLB borrowing	65,571	59,500	36,500
Junior subordinated debentures	13,071	8,248	8,248
Other liabilities	11,089	6,581	10,382
Total liabilities	1,475,560	1,077,224	917,945

Shareholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value issued and outstanding:
none as of March 31 2014 and December 31, 2013, and 21,000 as of March 31, 2013	--	--	20,630
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 33,003,414,25,397,780, and 25,331,541 shares as of March 31, 2014, December 31, 2013, and March 31, 2013, respectively	161,881	101,511	101,359
Additional paid in capital	5,977	6,020	7,471
Retained earnings	16,954	18,717	12,146
Accumulated other comprehensive (loss) income	(1,776)	(3,425)	1,529
Total shareholders' equity	186,640	126,427	146,739
Total liabilities and shareholders' equity	$ 1,662,200	$ 1,203,651	$ 1,064,684

Book value per common share	$ 5.55	$ 4.84	$ 4.82

Tangible book value per common share	$ 4.61	$ 4.34	$ 4.31

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Three Months Ended
(dollar amounts in thousands except per share data)	3/31/2014	12/31/2013	3/31/2013
Interest Income
Loans, including fees	$ 11,856	$ 10,162	$ 9,597
Investment securities	1,590	1,483	1,433
Other interest-earning assets	156	91	43
Total interest income	13,602	11,736	11,073
Interest Expense
Deposits	815	759	660
Other borrowings	336	290	205
Total interest expense	1,151	1,049	865
Net interest income before provision for loan and lease losses	12,451	10,687	10,208
Provision for loan and lease losses	--	--	--
Net interest income after provision for loan and lease losses	12,451	10,687	10,208
Non-Interest Income
Fees and service charges	1,145	1,199	1,015
Net gain on sale of mortgage loans	188	333	520
Other mortgage fee income	54	72	254
(Loss) gain on sale of investment securities	(2)	(9)	3,586
Other income	365	284	286
Total non-interest income	1,750	1,879	5,661
Non-Interest Expense
Salaries and employee benefits	5,617	4,442	5,192
Occupancy and equipment	1,465	1,262	1,197
Information technology	695	657	627
Professional services	733	751	662
Regulatory assessments	204	156	369
Sales and marketing	173	146	121
Foreclosed asset costs and write-downs	72	51	55
Provision for mortgage loan repurchases	--	--	570
Amortization of intangible assets	166	100	100
Merger, restructure and integration	7,115	1,049	--
Other expense	798	1,010	855
Total non-interest expense	17,038	9,624	9,748
(Loss) income before income taxes	(2,837)	2,942	6,121
Income tax (benefit) expense	(1,074)	1,308	2,391
Net (loss) income	(1,763)	1,634	3,730
Dividends and accretion on preferred stock	--	--	358
Net (loss) income available to common shareholders	$ (1,763)	$ 1,634	$ 3,372

Weighted Average Shares Outstanding
Basic	27,816,911	25,192,985	25,112,004
Diluted	27,816,911	26,550,442	26,527,477
(Loss) Earnings Per Common Share
Basic	$ (0.06)	$ 0.06	$ 0.13
Diluted	$ (0.06)	$ 0.06	$ 0.13

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	3/31/2014	12/31/2013	3/31/2013
Net interest margin	3.98%	3.89%	4.14%
Return on average equity	-4.80%	5.10%	10.30%
Return on average common equity	-4.92%	5.25%	11.18%
Return on average tangible common equity	-5.74%	5.85%	12.51%
Return on average assets	-0.52%	0.55%	1.40%
Non interest income to total net revenue	12.32%	14.95%	35.67%
Yield on interest earning assets	4.35%	4.28%	4.49%
Cost of interest bearing liabilities	0.54%	0.56%	0.54%
Cost of funds	0.39%	0.40%	0.38%
Operating efficiency ratio (1)	118.28%	75.33%	78.10%
Non-interest expense to average assets, annualized	5.07%	3.23%	3.66%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	0.89%	1.22%	1.73%
Non-performing loans to equity	5.32%	8.00%	8.33%
Non-performing assets to total assets	0.62%	0.84%	1.16%
Allowance for loan and lease losses to total gross loans	1.61%	2.16%	2.52%
Net (recoveries) charge-offs to average loans outstanding, annualized	-0.05%	-0.20%	0.22%
Classified assets to Tier I + ALLL	28.08%	25.95%	32.17%
30-89 Day Delinquency Rate	0.08%	0.01%	0.24%

CAPITAL RATIOS

Company
Leverage ratio	11.64%	10.20%	12.72%
Tier I Risk-Based Capital Ratio	12.25%	12.91%	16.50%
Total Risk-Based Capital Ratio	13.50%	14.17%	17.76%

Bank
Leverage ratio	11.25%	9.82%	12.36%
Tier I Risk-Based Capital Ratio	11.84%	12.42%	15.99%
Total Risk-Based Capital Ratio	13.10%	13.68%	17.26%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs, gains and losses on sale of fixed assets, and the amortization of intangible assets.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	3/31/2014			12/31/2013			3/31/2013
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Interest bearing deposits in other banks	$ 39,716	0.12%	$ 12	$ 16,826	0.19%	$ 8	$ 22,232	0.20%	$ 11
Investment securities taxable	244,175	1.91%	1,151	232,894	1.82%	1,069	207,656	1.91%	978
Investment securities non taxable	54,534	3.26%	439	47,538	3.46%	414	58,102	3.18%	455
Other investments	7,378	7.91%	144	6,642	4.96%	83	6,478	2.00%	32
Loans (1)	921,598	5.22%	11,856	784,841	5.14%	10,162	705,604	5.52%	9,597
Total earning assets	1,267,400	4.35%	13,602	1,088,741	4.28%	11,736	1,000,072	4.49%	11,073
Allowance for loan and lease losses	(17,951)			(17,791)			(18,046)
Other assets	113,017			109,986			97,589
Total assets	$ 1,362,466			$1,180,936			$ 1,079,615

Interest Bearing Liabilities
Interest bearing demand	$ 90,883	0.11%	$ 24	$ 86,666	0.10%	$ 22	$ 71,769	0.11%	$ 19
Savings	61,016	0.10%	15	41,219	0.10%	10	39,297	0.10%	10
Money market	362,077	0.32%	284	329,334	0.33%	278	290,374	0.31%	225
Time deposits	246,826	0.81%	492	220,269	0.81%	449	183,278	0.90%	406
Total interest bearing deposits	760,802	0.43%	815	677,488	0.44%	759	584,718	0.46%	660
Federal Home Loan Bank borrowing	90,791	1.17%	261	62,617	1.57%	248	58,823	1.13%	164
Junior subordinated debentures	9,909	3.07%	75	8,248	2.02%	42	8,248	2.02%	41
Total borrowed funds	100,700	1.35%	336	70,865	1.62%	290	67,071	1.24%	205
Total interest bearing liabilities	861,502	0.54%	1,151	748,353	0.56%	1,049	651,789	0.54%	865
Non interest bearing demand	343,489			298,561			263,127
Total funding	1,204,991	0.39%	1,151	1,046,914	0.40%	1,049	914,916	0.38%	865
Other liabilities	8,432			6,935			17,797
Total liabilities	$ 1,213,424			$1,053,849			$ 932,713

Shareholders' Equity
Total shareholders' equity	149,042			127,087			146,902
Total liabilities and shareholders' equity	$ 1,362,466			$1,180,936			$ 1,079,615

Net interest margin		3.98%			3.89%			4.14%

Interest Rate Spread		3.81%	$12,451		3.72%	$ 10,687		3.95%	$ 10,208

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)
Loans	3/31/2014	12/31/2013	3/31/2013
Real Estate Secured
Multi-family residential	$ 47,610	$ 31,140	$ 19,747
Residential 1 to 4 family	111,776	88,904	46,894
Home equity lines of credit	41,301	31,178	32,852
Commercial	580,990	432,203	391,159
Farmland	66,149	50,414	25,936
Total real estate secured	847,826	633,839	516,588
Commercial
Commercial and industrial	146,710	119,121	120,988
Agriculture	57,632	32,686	27,820
Other	753	38	55
Total commercial	205,095	151,845	148,863
Construction
Single family residential	6,035	3,873	8,803
Single family residential - Spec.	620	1,153	847
Multi-family	3,946	736	767
Hospitality	3,088	--	--
Commercial	9,042	7,937	477
Total construction	22,731	13,699	10,894
Land	27,908	24,523	23,816
Installment loans to individuals	10,323	3,246	4,527
Overdrafts	187	332	192
Total gross loans	1,114,070	827,484	704,880

Deferred loan fees	(1,426)	(1,281)	(1,035)
Allowance for loan losses	(17,968)	(17,859)	17,743
Total net loans	$ 1,094,676	$ 808,344	$ 686,102
Loans held for sale	$ 6,345	$ 2,386	$ 9,138

Deposits	3/31/2014	12/31/2013	3/31/2013
Non-interest bearing deposits	$ 443,922	$ 291,856	$ 270,357
Interest bearing deposits:
NOW accounts	108,604	87,298	69,952
Other savings deposits	94,627	42,648	40,262
Money market deposit accounts	422,728	332,272	293,409
Time deposits	295,948	219,821	188,835
Total deposits	$ 1,365,829	$ 973,895	$ 862,815

Heritage Oaks Bancorp
Allowance for Loan Losses, Non-Performing and Classified Assets

	Three Months Ended
Allowance for Loan Losses	3/31/2014	12/31/2013	3/31/2013
Balance, beginning of period	$ 17,859	$ 17,468	$ 18,118
Loans charge-off
Residential 1 to 4 family	92	--	--
Commercial real estate	--	126	--
Commercial and industrial	--	--	339
Agriculture	--	18	--
Construction	--	--	169
Land	--	--	34
Installment loans to individuals	2	31	118
Total charge-offs	94	175	660
Recoveries of loans previously charged-off	203	566	285
Balance, end of period	$ 17,968	$ 17,859	$ 17,743

Net (recoveries) charge-offs	$ (109)	$ (391)	$ 375

Non-Performing Assets	3/31/2014	12/31/2013	3/31/2013
Loans on non-accrual status
Residential 1-4 family	$ 105	$ 449	$ 240
Home equity lines of credit	--	--	57
Commercial real estate	485	672	703
Commercial and industrial	2,786	2,180	3,655
Agriculture	727	789	831
Land	5,813	5,910	6,640
Installment	21	117	101
Total non-accruing loans	$ 9,937	$ 10,117	$ 12,227
Other real estate owned (OREO)	313	--	--
Other repossessed assets	--	--	88
Total non-performing assets	$ 10,250	$ 10,117	$ 12,315

Note: Non-performing assets consisted solely of non-accruing loans as of the period ends presented above.

Classified assets	3/31/2014	12/31/2013	3/31/2013
Loans	$ 47,818	$ 35,491	$ 48,734
Other real estate owned (OREO)	313	--	--
Non-investment grade securities	--	--	88
Total classified assets	$ 48,131	$ 35,491	$ 48,822

Classified assets to Tier I + ALLL	28.08%	25.95%	32.17%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit at the period ends presented above.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance		Additions		Transfers		Balance
	December 31,		due to	Net	to Foreclosed		March 31,
(dollar amounts in thousands)	2013	Additions	merger	Paydowns	Collateral	Charge-offs	2014
Real Estate Secured
Residential 1 to 4 family	$ 449	$ --	$ --	$ (4)	$ (248)	$ (92)	$ 105
Commercial	672	--	137	(324)	--	--	485
Commercial
Commercial and industrial	2,180	355	568	(317)	--	--	2,786
Agriculture	789	--	--	(62)	--	--	727
Land	5,910	--	--	(97)	--	--	5,813
Installment loans to individuals	117	2	--	(96)	--	(2)	21

Totals	$ 10,117	$ 357	$ 705	$ (900)	$ (248)	$ (94)	$ 9,937

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	December 31,				March 31,
(dollar amounts in thousands)	2013	Additions	Sales	Writedowns	2014
Real Estate Secured
Residential 1 to 4 family	$ --	$ 248	$ --	$ --	$ 248
Construction
Tract	--	65	--	--	65

Totals	$ --	$ 313	$ --	$ --	$ 313

Heritage Oaks Bancorp
Reconciliation of Goodwill for MISN Acquisition

(dollar amounts in thousands)	February 28, 2014
Consideration Paid
Cash payments for MISN shares outstanding	$ 2,554
Cash payments for MISN warrants	5,766
Cash payments for MISN options	387
Shares issued, @ $7.99 per share	60,255
Total consideration	68,962
Net Assets pre-acquistion	41,526
Fair value adjustments:
Loans receivable	$ (9,879)
Allowance for loan and lease losses	4,441
Fixed Assets	422
Core deposit intangible	5,060
Deferred taxes assets, net	11,972
Other assets	(279)
Certificates of deposit purchase premium	(78)
Federal Home Loan Bank advances	(71)
Junior subordinated debentures	3,444
Lease liability	(1,217)
Other liabilities	250
Total fair value adjustments	14,065
Fair value of net assets acquired	55,591
Excess of consideration paid over fair value of net assets acquired, i.e., goodwill	$ 13,371

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	Three Months Ended
(dollar amounts in thousands)	3/31/2014	12/31/2013	3/31/2013
GAAP net income	$ (1,763)	$ 1,634	$ 3,730
Adjusted for:		`
Income tax expense (benefit)	(1,074)	1,308	2,391
Loss (gain) on sale of investment securities	2	9	(3,586)
Merger and integration	7,115	1,049	--

Non-GAAP earnings before income taxes, provision for loan losses, and merger and integration costs	$ 4,280	$ 4,000	$ 2,535

(dollar amounts in thousands)	3/31/2014	12/31/2013	3/31/2013
Total Shareholders' Equity	$ 186,640	$ 126,427	$ 146,739
Less: Liquidation value of TARP	--	--	(21,000)
Less: Series C Preferred Stock	(3,604)	(3,604)	(3,604)
Less: Intangibles	(30,846)	(12,581)	(12,881)
Tangible Common Equity	152,190	110,242	109,254
Tangible Common Book Value Per Share	$ 4.61	$ 4.34	$ 4.31

(dollar amounts in thousands)	3/31/2014	12/31/2013	3/31/2013
Non-interest expense	$ 17,038	$ 9,624	$ 9,748
Less: Merger, restructure and integration	(7,115)	(1,049)	--
Adjusted non-interest expense	9,923	8,575	9,748
Total average assets	1,362,466	1,180,936	1,079,615
Annualization	4.0556	3.9674	4.0556
Non-interest expense to average assets less merger, restructure and integration costs	2.95%	2.88%	3.66%

(dollar amounts in thousands)	3/31/2014	12/31/2013	3/31/2013
Non interest expense	$ 17,038	$ 9,624	$ 9,748
Less: OREO related costs and writedowns	(72)	(51)	(55)
Less: Amortization of CDI	(166)	(100)	(100)
Less: Merger, restructure and integration	(7,115)	(1,049)	--
Adjusted non-interest expense	9,685	8,424	9,593
Net Interest Income	12,451	10,687	10,208
Non interest income	1,750	1,879	5,661
Less: net gains/(losses)	2	9	(3,586)
Operating efficiency less merger, restructure and integration costs	68.19%	66.99%	78.10%

(dollar amounts in thousands)	3/31/2014
Net Interest Income for the Quarter Ended 3/31/2014	$ 12,451
Average Quarterly Earning Assets	1,267,400
Annualized Net Interest Income	50,496
Reported Quarterly Net Interest Margin	3.98%
Adjustments to Net Interest Income for Full Quarter of MISN
Adjustment For Purchase Discount Accretion	770
Adjustment to Remove March Purchase Discount Accretion	(393)
Adjustment for Junior Subordinated Debt Discount Amortization	57
Adjustment for Loan Prepayments	(110)
Adjustment for Full Quarter of MISN Net Interest Income	2,432
Adjusted Net Interest Income	$ 15,207
Adjustment to Average Assets	254,749
Adjusted Average Assets	$ 1,522,149
Pro-Forma Q1 2014 NIM	4.05%
CONTACT: Simone Lagomarsino, President &
         Chief Executive Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Lonny Robinson, Executive Vice President &
         Chief Financial Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5107
         lrobinson@heritageoaksbank.com